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                                                                    Exhibit 2.8


                                        ASSET
                                  PURCHASE AGREEMENT


PARTIES:

     This Agreement is made and entered into as of the 29th day of March, 1998, by and between DESIGN AND MANUFACTURING, LTD., of 301 West Division Street, Fisher, Illinois 61843, an Illinois corporation (hereinafter referred to as the "Seller"), JACK E. SPITZ, of 53 Meadow Lane, Fisher, Illinois 61843 (hereinafter referred to as "Spitz"), and BALLANTYNE OF OMAHA, INC., 4350 McKinley Street, Omaha, Nebraska 68112, a Delaware corporation (the "Buyer").


RECITALS:

     A. Seller is engaged in the business of the design, manufacture, marketing, distribution, sale and service of film handling equipment and is also engaged in the custom job shop machining business.

     B. Spitz and his family own and control all of the 3,000 issued and outstanding common stock of Seller as follows:

               Jack E. Spitz       -    1,016 shares
               Brenda Spitz        -    1,016 shares
               Eric Spitz          -      132 shares
               Staci Spitz         -      132 shares
               Eric Spitz Trust    -      352 shares
               Staci Spitz Trust   -      352 shares

     C. Spitz owns the land and buildings located at 301 West Division Street, Fisher, Illinois 61843 (hereinafter referred to as the "Real Property"), which house the offices and manufacturing facilities of Seller. Simultaneously herewith, Buyer and Spitz have entered into a separate Real Estate Purchase Agreement (the "Real Estate Purchase Agreement") whereby Spitz has agreed to sell to Buyer, and Buyer has agreed to buy from Spitz, all of the Real Property.

     D. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets and business of Seller upon the terms and conditions hereinafter set forth.

AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


I.   DEFINITIONS

     For all purposes of this Agreement, the following terms shall have the following definitions:

     A. "Accounts Receivable" shall mean all open, unpaid invoices and unapplied credit memos of Seller and all amounts due from customers of Seller (whether billed or unbilled) as of the effective date of the Closing. A true and correct list of Accounts Receivable items as of March 1, 1998, specifically identifying any accounts or amounts in dispute, is attached hereto as Exhibit 1. Seller shall provide to Buyer at Closing a true and correct list of Accounts Receivable items as of the effective date of Closing, specifically identifying any accounts or amounts known to be in dispute.

     B.   "Assumed Liabilities" shall mean:

          1. All open purchase orders of Seller as of the effective date of Closing; provided, however, that Buyer shall not assume any open purchase orders for equipment, parts or supplies entered into after March 1, 1998, not in the ordinary course of business. A true and correct list of Seller's Purchase Orders as of March 1, 1998, is set forth in Exhibit 2 attached hereto.

          2. All express Warranty obligations on any film handling equipment and makeup tables sold by Seller. True and correct copies of Seller's Warranty Agreements are attached hereto as Exhibit 3.

          3. All trade accounts payable of Seller as of the effective date of Closing. Seller shall provide Buyer with a true and correct list of its trade accounts payable as of the effective date of Closing, at Closing.

          4. Notwithstanding any other provision contained herein, Assumed Liabilities shall not include:

               a. Any federal, state or local income, sales, use, franchise, employment, or any other tax payable with respect to the Purchased Assets (as hereafter defined), or operations of Seller.


               b. Any liability or obligation related to any Assets of Seller not being purchased by Buyer.

               c. Any liability or obligation of Seller or Spitz arising in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.


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               d.   Any liability or obligation with respect to any of Seller's employees, agents or independent contractors, whether or not subsequently employed by Buyer.

               e. Any claim for injury to persons or property of any nature whatsoever in connection with the business or operations of Seller, or relating to any products sold by Seller.

               f. Any liability or obligation arising out of any breach by Seller or Spitz of any provision of any agreement, contract or other commitment.

               g. Any liability, obligation, cost, expense, or claim owed by Seller or claimed to be owed by Seller to Spitz or any other stockholder of D&M, including but not limited to any liability of Seller to Spitz in connection with Seller's lease of the Real Property from Spitz.

               h. Any liabilities other than those expressly assumed by Buyer hereby.

     C. "Balance Sheet" shall mean the unaudited Balance Sheet of Seller as of September 30, 1997, a copy of which is attached hereto as Exhibit 4, which Balance Sheet has been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     D. "Contract" shall mean only any of Seller's open purchase orders and sales orders that shall exist as of the effective date of Closing. A true and correct list of Seller's Contracts as of March 1, 1998 is attached hereto as
Exhibit 5. At Closing, Seller will provide Buyer with a complete list of its Contracts existing as of the effective date of Closing.

     E. "Fixtures and Equipment" shall mean all of the furniture and fixtures, office equipment, manufacturing equipment, test equipment, other plant and equipment, including tooling, dies and all other special equipment used in the manufacturing business of Seller, a true and correct list of which is attached hereto as Exhibit 6.


     F. "Inventory" shall mean all of Seller's inventories of parts, materials, supplies, work in process, and finished goods which are held for resale to Seller's customers or for use in Seller's manufacturing business, in the ordinary course of Seller's business, which together aggregate the amount listed as Inventory on Seller's Balance Sheet, as adjusted to the effective date of Closing in the ordinary course of business.

     G. "Purchased Assets" shall mean all of the following Assets of Seller as of the effective date of the Closing, except those Assets specifically excluded herein:

          1.   All Accounts Receivable;

          2. All Contract rights of Seller, including all cash deposits received by Seller in connection with its open sales orders;

          3.   All Fixtures and Equipment;


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          4.   All Inventory;

          5. True and correct copies of all Books and Records of Seller pertaining to the Purchased Assets, including, but not limited to: accounting records, invoices, customer lists, customer contracts, customer files, and marketing materials pertaining to present and prospective customers;

          6. All trademarks, trade names, including the name, Design & Manufacturing, LTD. patents, patent applications, all improvements thereto and interests thereunder, licenses, including patent licenses, copyrights, copyright licenses and all other intellectual property of Seller, including all modifications and additions thereto, pertaining to Seller's business and the Purchased Assets, a true and correct list of which is attached hereto as Exhibit 7;

          7. All inventions, processes, know-how, formulas, drawings, blueprints, specifications, flow-sheets, manuals, data, trade secrets, plans, files, software, computer programs, related documentation, and all other intangible Assets of any nature whatsoever, all of which pertain to Seller's business;

          8.   The goodwill of Seller; and

          9. Any and all other of Seller's assets of any kind or nature whatsoever related to the business of Seller, except any assets specifically excluded herein.

     Notwithstanding any provision of this Agreement to the contrary, the Purchased Assets shall exclude all cash, bank accounts, liquid assets and Bank deposits and prepaid income taxes of Seller except customer deposits, other prepaid expenses, and security deposits.

     H. "Warranty" shall mean all warranty obligations of Seller, pertaining to film handling equipment and makeup tables sold by Seller, which are based on express warranties only. Buyer does not assume any liability with respect to any implied warranty or any liability which shall be in the nature of personal injury or property damage or other consequential damages, except as stated herein.

     I. "Financial Statements" shall mean the Balance Sheet, Income Statements and all other exhibits and representations herein containing financial information pertinent to the Purchased Assets.


II.  SALE OF ASSETS

     A. At Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer the Purchased Assets, free and clear of all liabilities, obligations, liens, security interests and encumbrances of any kind, except those liabilities expressly assumed by Buyer herein.

     B. At Closing, Buyer agrees that it will accept and assume the Assumed Liabilities.

     C. At Closing, Buyer shall: (i) wire transfer the cash portion of the Purchase Price to Seller's bank account, subject to any amounts required to discharge any liens or encumbrances against the Purchased Assets, or required by law to be withheld to pay any obligations of Seller; and


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(ii) transfer and assign to Seller the portion of the Purchase Price payable to Seller in the common stock of the Buyer.

III. CLOSING

     The Closing of the sale (the "Closing") shall take place at Seller's offices on or before April 3, 1998, or as soon thereafter as all of the conditions of this Agreement shall be complied with by the parties; provided, however, that the effective date of the Closing shall be March 29, 1998, and all business conducted after said date shall be for the account of Buyer. At the Closing, Seller shall deliver to Buyer such bills of sale, endorsements, assignments, and other good and sufficient instruments of transfer and conveyance as shall be effective to vest in the Buyer good and marketable title to the Purchased Assets as provided in this Agreement.


IV.  PURCHASE PRICE

     The Purchase Price shall be Six Million Five Hundred Thousand Dollars ($6,500,000), subject to adjustment as herein set forth, and payable as follows:

     A. Three Million Seven Hundred Thousand Dollars ($3,700,000), the cash portion of the Purchase Price, adjusted as hereinafter provided, in cash; and

     B. Two Million Eight Hundred Thousand Dollars ($2,800,000) in the common stock of Ballantyne of Omaha, Inc. Any shares of the common stock of Ballantyne of Omaha, Inc. issued to Seller pursuant to this provision shall be hereinafter referred to as "Buyer Shares." For purposes of determining the number of Buyer Shares to be transferred to Seller hereunder, said Buyer Shares shall be valued at a price per share which shall be equal to the average daily closing price of the publicly traded common stock of the Ballantyne of Omaha, Inc. for the ten
(10) trading days immediately preceding the actual date of Closing. All Buyer Shares issued to Seller hereunder shall be subject to the restrictions and limitations set forth in Article VIII hereinafter.

     C. The cash portion of the Purchase Price payable by Buyer to Seller hereunder shall be adjusted as follows:

          1. There shall be a reduction in the cash portion of the Purchase Price in an amount equal to the trade accounts payable of Seller, and any other specific liabilities of Seller, assumed by the Buyer hereunder.

          2. To the extent that the Inventory of Seller on the effective date of Closing shall be less than or greater than the amount of Inventory of Seller reported on the Balance Sheet, the cash portion of the Purchase Price shall be decreased or increased (as the case may be) to reflect the change in the amount of Inventory.

          3. To the extent that the Accounts Receivable of Seller on the effective date of Closing shall be less than or greater than the amount of Accounts Receivable of Seller reported on the Balance Sheet, the cash portion of the Purchase Price shall be decreased or increased (as the case may be) to reflect the change in the amount of Accounts Receivable.

          4. The property, plant, and equipment of Seller (which includes the Fixtures


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     and Equipment) shall be valued at the sum of their net book value on the effective date of Closing plus $800,000. To the extent that the net book value of such property, plant, and equipment of Seller as of the effective date of Closing shall be less than or greater than the property, plant, and equipment of Seller reported on the Balance Sheet, the cash portion of the Purchase Price shall be decreased or increased (as the case may be) to reflect the change in the amount of the property, plant, and equipment. Notwithstanding the foregoing, the net book value of the property, plant and equipment shall only be increased to reflect actual purchases of such property, plant and equipment by Seller after September 30, 1997.

     D. The parties agree and acknowledge that in determining the Purchase Price hereunder, the goodwill of the Seller, being purchased by Buyer hereunder, shall be Two Million Five Hundred Twenty Thousand Dollars ($2,520,000), which is the amount assigned to the goodwill of Seller on the Balance Sheet.


V.   ALLOCATION OF PURCHASE PRICE

     The allocation of the Purchase Price among the Purchased Assets is set forth on Exhibit 8 attached hereto. Such allocation has been made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be binding upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes, and tax purposes). Buyer and Seller also each agree to file IRS Form 8594 consistent with the foregoing and in accordance with Section 1060 of the Code.


VI.  FURTHER ASSURANCES

     From time to time, at the request of any party hereto, whether at or after the Closing and without further consideration, Buyer, Seller and/or Spitz will execute and deliver such further instruments of conveyance and transfer and take such other action as the requesting party reasonably may require more effectively to convey and transfer to Buyer any of the Purchased Assets, or to more effectively fulfill any other obligation of any party hereunder.


VII. PAYMENT OF SALES AND SIMILAR TAXES

     Buyer will pay all sales, transfer, and documentary taxes, if any, payable in connection with the sale, transfer, and deliveries to be made to Buyer hereunder.


VIII.     BUYER SHARES; INVESTMENT PROVISIONS

     A. Each certificate representing any Buyer Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

     THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND MAY ONLY BE SOLD IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS. IN PARTICULAR, THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS


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     AMENDED, AND MAY NOT BE TRANSFERRED OR OTHER-WISE DISPOSED OF (1) UNLESS
     A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT, OR UNLESS THE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO
     THE CORPORATION THAT ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SHARES IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED; AND (2) EXCEPT IN ACCORDANCE WITH THE ASSET PURCHASE AGREEMENT DATED MARCH ___, 1998, BETWEEN THE CORPORATION AND DESIGN & MANUFACTURING, LTD., A COPY OF WHICH IS ON FILE WITH THE CORPORATION AT ITS PRINCIPAL OFFICE.

     B. Seller and Spitz hereby represent and acknowledge that Seller intends to distribute all of the Buyer Shares to its stockholders in liquidation or partial liquidation of Seller within thirty (30) days of the Closing of the transactions contemplated by this Asset Purchase Agreement. Seller hereby covenants that it shall give written notice to Buyer immediately upon the making of such distribution of the Buyer Shares to its stockholders. Seller further covenants that any such distribution of the Buyer Shares shall be made with respect to all of the Buyer Shares, and shall be made on the same date. Buyer agrees that such distribution of the Buyer Shares shall be permitted notwithstanding the restrictive legend set forth in Paragraph A above. The certificates distributed to the shareholder of Seller hereunder shall bear the restrictive legend set forth in paragraph A above.

     C. Notwithstanding any other provision of this Asset Purchase Agreement, except as otherwise provided in Paragraphs B and D of this Article VIII, Seller and the stockholders of Seller shall be prohibited from transferring or otherwise disposing of the Buyer Shares for a period of one (1) year from and after the later of (i) the date of Closing; (ii) the date on which the Buyer Shares are issued to Seller; or (iii) the date on which the Buyer Shares are distributed by Seller to its stockholders in accordance with Paragraph B above.

     D. Beginning on a date which shall be the date following the lapse of the transferability restriction set forth in Paragraph C above, and ending on a date which shall be one (1) year following said date, Seller or the stockholders of Seller, as the case may be, shall have the right to notify Buyer in writing that it or they desire to sell all of the Buyer Shares. Within fifteen (15) days after receipt of said written notice, Buyer shall have the option to either (i) purchase all of the Buyer Shares from Seller or the stockholders of Seller, for a purchase price of Two Million Eight Hundred Thousand Dollars ($2,800,000), or the fair market value of the Buyer Shares, whichever is greater (for purposes of this paragraph, the term "fair market value" shall mean the closing price of the Buyer Shares on the New York Stock Exchange on the date that Buyer receives such written notice), or (ii) require that Seller or the stockholders of Seller, as the case may be, sell all of the Buyer Shares through the New York Stock Exchange on the open market. If the Buyer Shares are sold on the open market as provided in clause (ii) above, and if the net sales proceeds therefrom shall be less than Two Million Eight Hundred Thousand Dollars ($2,800,000), Buyer shall pay to Seller or the stockholders of Seller, as the case may be, the amount by which such net sales proceeds are less than $2,800,000, within thirty (30) days after receipt of written notice and documentation of the sale from Seller or the stockholders of Seller. In the event that the Buyer Shares are sold on the open market as provided in clause (ii) above, and if the net sales proceeds therefrom shall be equal to or greater than Two Million Eight Hundred Thousand Dollars ($2,800,000), Buyer shall have no further obligation to Seller or the stockholders of Seller hereunder. Immediately upon any such sale on the open market, Seller or the stockholders of Seller


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shall provide Buyer with documentation verifying the occurrence of the sale of all of the Buyer Shares and verifying the actual amount received therefor. In the event that Buyer shall require the Seller or the stockholders of Seller to sell the Buyer Shares on the open market in accordance with this provision, Buyer shall, at its option, either provide Seller or stockholders of Seller with an opinion from its securities counsel that the Buyer Shares are exempt from registration under federal and state securities laws; or Buyer shall, at its expense, take all actions necessary to register the Buyer Shares in accordance with federal and state securities laws.

     E. In the event that Seller or the stockholders of Seller, as the case may be, shall own the Buyer Shares after the one (1) year period referred to in Paragraph D of this Article VIII herein and shall not have given Buyer notice of its or their desire to sell the same within the time periods specified in said Paragraph D, Seller or the stockholders of Seller shall continue to be subject to the restrictions as specified on the legend on the Buyer Shares as required under Paragraph A above. In the event that Seller or the stockholders of Seller shall desire to sell the Buyer Shares, or any portion thereof, after said one
(1) year period, it or they shall give written notice to the Buyer indicating such desire. Within a reasonable time after the receipt of such written notice, Buyer shall, at its option, provide Seller or the stockholders of Seller with an opinion from its securities counsel that the Buyer Shares are exempt from registration under federal and state securities laws; or Buyer shall, at its expense, take all actions necessary to register the Buyer Shares in accordance with federal and state securities laws, or Buyer shall have the right to purchase such Buyer Shares which Seller or the stockholders of Seller propose to sell for the fair market value thereof on the date Buyer receives notice of desire to sell the same.

     F. In the event, after the date hereof, the Buyer Shares are affected by a reclassification, recapitalization, reduction of capital stock, stock split, or otherwise, or a stock dividend is declared, or there is a merger, consolidation, or other reorganization, or the like, then the number and price of the Buyer Shares and any securities issued in respect thereof shall be appropriately adjusted.

     G. Seller represents and understands, and Spitz represents and understands (on his own behalf and on behalf of all of the stockholders of Seller), that (i) the Buyer Shares being acquired by Seller pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, and are being issued in reliance upon the exemption afforded by Section 4(2) thereof for transactions by an issuer not involving any public offering, (ii) such Buyer Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended, or is exempt from such registration, (iii) such Buyer Shares will bear a legend to such effect, and (iv) Buyer will make a notation on its transfer books to such effect. Seller further represents that (i) such Buyer Shares are being acquired for investment and without any present view toward distribution thereof to any other person, (ii) they will not sell or otherwise dispose of such Buyer Shares except in compliance with the registration requirements or exemption provision under the Securities Act of 1933, as amended, the rules and regulations thereunder, and as otherwise set forth by the Securities and Exchange Commission, (iii) they have such knowledge and experience in financial and business matters and that they are capable of evaluating the risks and merits of and investment in such Buyer Shares, (iv) they have consulted with counsel, to the extent deemed necessary, as to all matters covered by this Agreement and have not relied upon Buyer for any explanation of the application of the various federal or state securities laws with regard to the acquisition of such Buyer Shares, (v) they have investigated and are familiar with the affairs, financial condition and prospects of Buyer, and have been given sufficient access to and have acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire such Buyer Shares, and (vi) they are able to bear the economic risks of such an investment.


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


IX.  EMPLOYMENT OF SPITZ; EMPLOYEES OF SELLER

     A. Buyer shall employ Spitz effective immediately upon the Closing of the transactions herein contemplated, on the terms and conditions of the Employment Agreement which is attached hereto as Exhibit 9. Spitz shall be employed by Buyer for a term of five (5) years at an annual base salary of One Hundred Twenty-five Thousand Dollars ($125,000). During the first year of the term of his employment with Buyer hereunder, Spitz shall be guaranteed a bonus of Twenty-five Thousand Dollars ($25,000). At Closing, Buyer and Spitz shall enter into a written Employment Agreement in the form and of the content of Exhibit 9 attached hereto, the terms and conditions of which are incorporated herein by this reference.

     B. It is Buyer's intention to retain in the employment of Buyer certain employees of Seller at the present rate of compensation of such employees; provided, however, that such expression of the Buyer's intention shall not be construed as imposing any binding legal obligation on the Buyer to retain any employee or employees of Seller in the employ of Buyer upon and after the Closing, nor as to the terms of such employment.


X.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller and Spitz represent, warrant, and covenant to and with Buyer as follows:

     A. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to conduct its business as it is presently being conducted and to own, sell and convey its properties and Assets.

     B. Copies of Seller's Certificate of Incorporation and all amendments thereof to date, certified by the Secretary of State of Illinois, and of Seller's Bylaws as amended to date, have been delivered to Buyer and are complete and correct as of the date of this Agreement. At the Closing, Seller shall deliver to Buyer a Certificate of Good Standing certified by the Secretary of State of Illinois.

     C. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms.

     D. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Seller, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Seller is a party, which breach or default would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby, or (3) a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby.

     E. Neither Seller nor Spitz knows of, and has not been informed of, any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity which is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     F. Neither Seller, Spitz, nor any affiliate of Seller has entered into or will enter into any contract, agreement, arrangement, or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. Any amounts payable to Vine Street Partners, Inc. of Hinsdale, Illinois in connection with the transactions contemplated hereby shall be the sole responsibility of Seller and Spitz, and Buyer shall have no obligation or liability therefor.

     G. Seller currently has and will have and will transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, charges, encumbrances, restrictions and equities, except those mortgages, pledges, liens, security interests and other liabilities expressly assumed by Buyer hereunder.

     H. Except as described in Exhibit 10, there are no material actions, suits, claims, proceedings or investigations pending or, to the best knowledge of Seller or Spitz, threatened against or affecting the Purchased Assets, at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality. Prior to the Closing, either (1) Seller shall have resolved the matters disclosed in Exhibit 10, or (2) Buyer and Seller shall agree as to how such matters will be handled.

     I. The Assets being purchased hereunder by Buyer constitute substantially all of the Assets of Seller pertaining to its business, and the goodwill thereof, except those assets of Seller specifically excluded in this Agreement.

     J. Other than as set forth in this Agreement or the Exhibits hereto, there are no material liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Purchased Assets. Unless consented to by Buyer in writing, no liabilities have been or will be incurred since March 1, 1998, except in the ordinary course of business. Seller has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements except (i) those arising after the date of the Balance Sheet which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) as and to the extent specifically described in the Schedules hereto.

     K. Seller and Spitz have disclosed to Buyer all facts known by Seller and Spitz to be material to the Assets and business to be acquired by Buyer pursuant to this Agreement. No written representation or warranty by the Seller or Spitz in this Agreement or any written statement or certificate furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact known to Seller or Spitz, or omits or will omit to state a material fact known to Seller or Spitz necessary to make the statements contained therein not misleading. During the period from the date of this Agreement to the Closing date, Seller represents and covenants that its business shall in all respects continue to be operated only in the ordinary course. Seller and Spitz shall give prompt notice to Buyer with respect to any material changes in the operation of Seller's business and any matter or event which comes to the attention of Seller or Spitz and which, if it had occurred as of the date hereof, would constitute a material breach of the representations and warranties of Seller and/or Spitz contained in this Agreement.

     L. All Financial Statements provided to Buyer pursuant to this Agreement and all Exhibits hereto are accurate in all material respects; and all other financial data relating to the Purchased Assets given by Seller and Spitz to Buyer is accurate in all material respects as to what it was represented to be when given to Buyer.

     M. The Accounts Receivable reflected in the Balance Sheet and all Accounts Receivable arising after the Balance Sheet date through Closing arose from bona fide transactions in the ordinary course of business, and to the best of Seller's knowledge and belief are valid.

     N. Seller and Spitz warrant that the products which it manufactures and sells do not violate or infringe upon any valid patent, trade secret or proprietary rights of others and that Buyer may continue to manufacture such products without violating any patents, trade secrets or proprietary rights of others, or of Seller or Spitz. Seller and Spitz shall defend any action brought against Buyer based upon a claim that any of such items infringe upon a patent, trade secret or other proprietary right. Seller and Spitz further agree to indemnify Buyer and hold Buyer harmless from any or all of judgments, decrees, costs or expenses resulting from such action.

     O. The execution and delivery of this Agreement to Buyer and the consummation of the transactions contemplated hereby have been duly authorized by Seller's Board of Directors, and by Seller's Shareholders in accordance with the business corporation laws of the State of Illinois.

     P. Exhibit 11 sets forth a complete and correct list and description of all of the policies of liability, property, and all other forms of insurance or bonds carried by Seller for the benefit of or in connection with the Purchased Assets and the business of Seller.

     Q. All tangible personal property, Equipment and Fixtures included within the Purchased Assets or required to be used in the ordinary course of Seller's business are in good and merchantable condition and are suitable for the purposes for which they are being used. All of the Equipment is well-maintained and in good operating condition.

     R. Seller is not a party to any collective bargaining agreement. There are no controversies between Seller and any of its employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to its business, and there are not any organizational efforts presently being made or threatened involving any of Seller's employees. Seller has not received notice of any claim that Seller has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     S. Seller is not a party to any contract of employment, either expressed or implied, with any of its existing employees.


     T. All representations and warranties contained in this Article X shall be construed as being made jointly and severally by Seller and Spitz.


XI.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller and Spitz as follows:

     A. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and Assets.

     B. Copies of Buyer's Certificate of Incorporation and all amendments thereof to date, certified by the Secretary of State of Delaware, and of Buyer's Bylaws as amended to date, have been delivered to Seller and are complete and correct as of the date of this Agreement.

     C. Buyer has all necessary corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, subject to the approval of the Board of the Directors of the Buyer.

     D. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Buyer, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party, which breach or default would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby, or (3) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

     E. Buyer knows of no and has not been informed of any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity which is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.


     F. Neither Buyer nor any affiliate of Buyer has entered into or will enter into any contract, agreement, arrangement, or understanding with any person or firm which will result in the obligation of Seller or Spitz to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.


XII. COVENANTS OF SELLER AND BUYER

     Seller covenants with Buyer and Buyer covenants with Seller as follows:

     A. Seller shall assign to Buyer all transferable manufacturer, supplier or contractor warranties or guaranties respecting any of the Purchased Assets.

     B. Effective upon the Closing of the transactions contemplated hereby, Seller shall no longer use, in any respect, the name "Design & Manufacturing, Ltd." or any similar name, without the express written consent of Buyer. Within thirty (30) days after Closing, Seller shall change its corporate name to a name which bears no resemblance to the name "Design & Manufacturing Ltd." and thereafter shall never use a name or names which shall be similar to such name.

     C. Seller shall not use, in any respect, the name, terms, or items listed in Exhibit 6 hereto without the express written consent of Buyer.

     D. Except as otherwise requested by Buyer, and without making any commitment on its behalf, Seller will use its best efforts to preserve its business intact; and preserve for Buyer the goodwill of the suppliers, customers, and others having business relations with Seller prior to Closing.
In addition, until Closing, Seller shall make no purchases or sales of Inventory items, or enter into any contract or transaction, without the consent of Buyer in writing, except in the ordinary course of its business.

     E. At the Closing, Seller and Spitz shall execute and deliver to Buyer a Guaranty in the form set forth as Exhibit 15 hereto (the "Guaranty"), under the terms of which Seller and Spitz shall unconditionally guarantee that all indebtedness represented by the Accounts Receivable of Seller as of the Closing date will be paid by the respective debtors to Buyer. In the event such net indebtedness is not paid on or before one hundred twenty (120) days after the Closing date, Seller and/or Spitz shall within ten (10) days following receipt from Buyer of notice to such effect make payment to Buyer of an amount in cash equal to the difference between the amount collected by Buyer and the net receivables as shown on the Balance Sheet, whereupon Buyer shall promptly assign or cause to be assigned to Seller and/or Spitz (as the case may be) all rights, claims, actions or causes of action which Buyer may have relating to such unpaid receivables.

     F. Buyer shall have the right to approve any public announcement and/or press release concerning this transaction. No public announcement shall be made by any party to this Agreement until after the transactions contemplated herein have been closed.


XIII.     COVENANT NOT TO COMPETE

     At the Closing, Seller and Spitz will execute a Non-Competition Agreement in the form of Exhibit 12 hereto. The effectiveness of this Agreement and of the Non-Competition Agreement will be contingent upon the execution of each other.


XIV. ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

     A. Seller and Buyer agree that so long as any books, records and files relating to the business, Assets or operations of the Seller remain in existence and available, Buyer (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose with reasonable advance notice. Seller further agrees that it shall preserve and maintain all of its existing books and records relating to the Purchased Assets for a period of at least five (5) years following the date of Closing.

     B. On and after the Closing date, Seller, Spitz, and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     C.   Buyer will assume all express Warranty obligations, as defined herein.


XV.  INDEMNIFICATIONS

     A. BY SELLER AND SPITZ: It is specifically acknowledged that Buyer does not assume and will not be responsible for any liabilities of Seller and Spitz, except as may be expressly stated herein. Effective as of the effective date of Closing, Seller and Spitz shall indemnify and hold harmless Buyer against and in respect of:

          1. All liabilities and obligations of, or claims against, Seller or Spitz, not expressly assumed by Buyer in this Agreement, including but not limited to, all operating and other expenses of Seller up to the effective date of the Closing, all income, sales, use, employment and other tax liabilities accrued for operations up to the effectove date of the Closing and all employment obligations of Seller including, without limitation, all state or federal withholding obligations, employee benefit obligations, vacation, claims of discrimination or unfair labor practices or of any other nature whether accruing prior or subsequent to the effective date of Closing relating to any present or former employee of Seller while he/she was an employee of Seller and any claims of employees of Seller to have any entitlement of employment with Buyer unless said employees are expressly retained by Buyer after the employee has submitted an employment application to Buyer.


          2. Any damage or deficiency resulting from any material misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Seller and or Spitz under this Agreement or from any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer under this Agreement.

          3. Any and all liabilities, claims or damages (whether or not caused by negligence), including civil or criminal fines, arising out of or relating to any of the following:

          (i) Any generation, processing, handling, transportation, storage, treatment or disposal of solid wastes or hazardous wastes by Seller or Spitz, including but not limited to, any of such activities occurring with respect to the business of Seller, the assets purchased pursuant to the Asset Purchase Agreement, and including the Real Property, or any facilities or property of Seller or Spitz; and

          (ii) Any releases or contamination by Seller or Spitz, or their predecessors, tenants, vendors, employees or agents (including, but not limited to, any releases as declared under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended), to the extent occurring or existing prior to closing, including, but not limited to, such releases to land, groundwater, surface water or into the air.

     B. BY BUYER: Buyer agrees that, on and after the date hereof, it shall indemnify and save and hold harmless Seller and Spitz from and against any and all damages incurred in connection with or arising out of or resulting from (1) any material breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (2) any liability, obligation or commitment of Buyer relating in any way to the Purchased Assets or Assumed Liabilities arising after the effective date of Closing; or (3) any claim, liability, obligation or commitment of any nature which is specifically assumed by Buyer pursuant to this Agreement.

     C. CONDITIONS OF INDEMNIFICATION: With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a party hereto is indemnified (the "Indemnified Party") by the other party (the "Indemnifying Party") under Paragraphs A and B of this Article XV hereof:

          1. Promptly after the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third-party claim (a "Third-Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents setting forth details pertaining to the claim.

          2. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to any Claim if the Indemnified Party fails to give notice with respect thereto in accordance with Paragraph 1 above.

          3. If the Claim involves a Third-Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense, and ultimate liability, regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party) to litigate, defend, or otherwise attempt to resolve such Third-Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third-Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense, and ultimate liability, regardless of the outcome, and through counsel of its own choice, to litigate, defend, settle, or otherwise attempt to resolve such Third-Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third-Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third-Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Paragraphs A or B of this Article XV hereof, regardless of the outcome of such Third-Party Claim. If the Indemnifying Party fails or refuses to provide defense to any Third-Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such Third-Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses, and attorney fees incurred by the Indemnified Party in connection with such Third-Party Claim. In any event, Buyer, Seller, and Spitz shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement, or other attempted resolution.


XVI.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer to purchase the Purchased Assets from Seller are subject to the satisfaction, on or before the Closing date, of all of the following conditions, which conditions may be waived in writing by Buyer:

     A. The representations and warranties of Seller and Spitz contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

     B. Seller and Spitz shall have, or have caused to be performed and observed, in all material respects, all obligations and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Closing date.

     C. If, prior to the Closing date, any material part of the Purchased Assets is damaged by fire, other casualty, or any cause or activity not attributable to or under the control of Buyer, Seller shall give Buyer written notice thereof and Buyer may, at its option, terminate this Agreement by written notice of such election given to Seller no later than five (5) working days after receipt of Seller's notice, and upon giving such notice, both parties shall be fully discharged from all duties hereunder and all obligations hereof. However, if Buyer shall not so elect, or if an immaterial part of the Assets is damaged, then Seller hereby assigns to Buyer all of its rights, title and interest in and to any and all insurance proceeds payable by reason of such destruction or damage to the Purchased Assets and Seller hereby agrees to pay Buyer a sum equal to the deductible amount provided in such policies to the extent necessary to correct such damage.

     D. At or prior to the Closing, Seller and Spitz shall have executed the Non-Competition Agreement as provided in Article XIII herein.

     E. There shall not have been, between the date of this Agreement and the Closing date, any materially adverse change in any of the Purchased Assets or the current operations of Seller.

     F. Seller and Spitz shall have furnished Buyer with such certificates in form and substance reasonably satisfactory to counsel for Buyer as may be reasonably requested by counsel for Buyer to evidence compliance with the conditions set forth in this Section.

     G. Either (1) Seller shall have resolved the matters disclosed in Exhibit 10, or (2) Buyer and Seller shall have agreed as to how those matters that will be handled.

     H. At or prior to Closing, Buyer and Spitz shall have completed the acquisition by Buyer from Spitz of the Real Property pursuant to the Real Estate Purchase Agreement, a true and correct copy of which is attached hereto as
Exhibit 13, and the terms and conditions of which are incorporated herein by this reference, or, alternatively, in the event that, for any reason whatsoever, Buyer's acquisition of the Real Property from Spitz shall not be consummated in accordance with the Real Estate Purchase Agreement, Buyer and Spitz shall have entered into a long-term Lease for the Real Property on terms and conditions acceptable to Buyer and its counsel.

     I. At or prior to the Closing, Buyer and Spitz shall have executed the Employment Agreement as provided in Article IX herein.

     J. Prior to Closing, Buyer shall have completed, to its satisfaction, such financial, environmental, technical and legal due diligence of Seller as Buyer, its counsel, and its accountants shall deem necessary and appropriate.

     K. Buyer shall have received approval from its Board of Directors for consummation of this transaction on the terms and conditions contained herein.

     L. Buyer shall have received from Seller's counsel, an opinion, dated of as of the closing date, in form and substance satisfactory to Buyer and its counsel in the form attached hereto as Exhibit 14.

     M. Seller and Spitz shall have executed the Guaranty as provided in Paragraph E of Article XII herein.


XVII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to sell the Purchased Assets under this Agreement to Buyer is subject to the satisfaction, on or before the Closing date, of all of the following conditions, which conditions may be waived in writing by
Seller:

     A. The representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

     B. Buyer shall have, or have caused to be, performed and observed, in all material respects, all covenants, agreements and conditions hereof to be performed or observed by Buyer at or before the Closing.

     C. Seller shall have received approval from its Board of Directors and Shareholders for consummation of this transaction on the terms and conditions contained herein.

     D. Either (1) Seller shall have resolved the matters disclosed in Exhibit 10, or (2) Buyer and Seller shall have agreed as to how those matters will be handled.


XVIII.  NON-ASSIGNMENT

     Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, however, Buyer may, without the consent of Seller and/or Spitz, assign this Agreement and its rights and obligations hereunder to a wholly-owned subsidiary corporation, which, after any such assignment, shall become the Buyer hereunder. Notwithstanding the foregoing, in the event that Buyer shall assign this Agreement to a wholly-owned subsidiary corporation, Buyer shall guarantee the performance by the assignee of all of the obligations of Buyer hereunder.
At Closing, Seller shall consent in writing that Buyer may cause its subsidiary corporation to qualify to do business in the State of Illinois, under the name of "Design & Manufacturing, Inc." Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation hereunder, as a third-party beneficiary or otherwise.


XIX. EXPENSES

     Except as otherwise provided in this Agreement, each party shall pay its respective expenses, taxes, charges and liabilities incurred in connection with or arising out of this Agreement, including, without limitation thereto, counsel fees, accounting fees, and other expenses related to the assignment and delivery of the Purchased Assets to Buyer.


XX.  NOTICES

     Unless otherwise provided herein, any notices, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

          IF TO SELLER:       Design & Manufacturing, Ltd.
                              Attention:  Jack E. Spitz
                              301 West Division Street
                              Fisher, IL 61843

          WITH COPIES TO:     Sam Erwin, Esq.
                              Erwin, Martinkus & Cole, Ltd.
                              411 West University Avenue
                              Champaign, IL 61820

                                        and

                              Vine Street Partners, Inc.
                              Attention:  Patrick W. Hartman
                              2 Salt Creek Lane, Suite 204
                              Hinsdale, IL 60521


          IF TO SPITZ:        Jack E. Spitz
                              53 Meadow Lane
                              Fisher, IL 61843

          WITH COPY TO:       Sam Erwin, Esq.
                              Erwin, Martinkus & Cole, Ltd.
                              411 West University Avenue
                              Champaign, IL 61820



          IF TO BUYER:        Ballantyne of Omaha, Inc.
                              Attention:  John P. Wilmers
                              4350 McKinley Street
                              Omaha, NE 68112

          WITH COPY TO:       Marks Clare & Richards
                              David P. Wilson, Esq.
                              11605 Miracle Hills Dr., Suite 300
                              Omaha, NE 68154-4487

or at such other address or designation as is provided by one party to the other in writing.

XXI. CHOICE OF LAW

     This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Illinois (without reference to the choice of law provisions of Illinois law).


XXII.  SURVIVAL OF WARRANTIES AND REPRESENTATIONS

     The representations, warranties and covenants of the parties hereto contained herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation theretofore made by either party. Each and every representation, warranty and covenant of Seller, Spitz, and Buyer and the indemnification provisions set forth in Article XV herein shall survive the Closing date and remain operative and in full force and effect as herein provided.


XXIII. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS

     This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


XXIV.  MULTIPLE COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.


XXV.  INVALIDITY

     In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.


XXVI.  TITLES

     The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

XXVII.  CONFIDENTIAL INFORMATION

     In connection with the negotiation of this Agreement, each party acknowledges that it has had access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or make use of any other such information, except to advisors, consultants, lenders and affiliates in connection with the transactions contemplated hereby or pursuant to or as required by law. If the transaction is not closed, each party shall return to the other all confidential information in tangible form, belonging or relating to the other party or provide a certificate of destruction of such material acceptable to the other party.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, on this 3rd day of April, 1998.

                              "Seller"

                              DESIGN & MANUFACTURING, LTD.


                              By: /s/ Jack E. Spitz
                              ------------------------------------------------
                              Jack E. Spitz, President


                              "Spitz"

                                /s/ Jack E. Spitz
                              ------------------------------------------------
                              Jack E. Spitz


                              "Buyer"

                              BALLANTYNE OF OMAHA, INC.
                              a Delaware corporation


                               By: /s/ John P. Wilmers
                               -----------------------------------------------
                               John P. Wilmers, President

STATE OF ILLINOIS   )
                         ) ss.
COUNTY OF CHAMPAIGN )


     The foregoing instrument was acknowledged before me this 2nd day of April, 1998, by JACK E. SPITZ, President of DESIGN & MANUFACTURING, LTD., an Illinois corporation, on behalf of the corporation.


                                    /s/ Donna J. Rose
                                   ____________________________________
                                   Notary Public

                                        [SEAL]

STATE OF ILLINOIS   )
                         ) ss.
COUNTY OF CHAMPAIGN )


     On this 2nd day of April, 1998, before me, the undersigned, a Notary Public in and for said County, personally appeared the above-named JACK E. SPITZ, to me known to be the identical person named in and who executed the foregoing instrument and acknowledged that he executed the same as his voluntary act and deed.

                                    /s/ Donna J. Rose
                                   ____________________________________
                                   Notary Public

                                        [SEAL]

STATE OF ILLINOIS   )
                         ) ss.
COUNTY OF CHAMPAIGN )


     The foregoing instrument was acknowledged before me this 3rd day of April, 1998, by JOHN P. WILMERS, President of BALLANTYNE OF OMAHA, INC., a Delaware corporation, on behalf of the corporation.

                                     /s/ Eric E. Stalter
      [SEAL]                       ____________________________________
                                   Notary Public